Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Anoori Naughton	Allison Kleinfelter
anaughton@hersheys.com	akleinfelter@hersheys.com

Hershey Reports Second-Quarter 2025 Financial Results

HERSHEY, Pa., July 30, 2025 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the second quarter ended June 29, 2025 and updated its 2025 earnings outlook.

“We are pleased with our second-quarter results and the momentum we are seeing in our business,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “Investments in our brands and impactful innovation, coupled with effective execution, are driving solid sales and share gains across both our U.S. confection and salty snacking business. Looking ahead, we remain committed to delivering balanced growth and have taken pivotal steps toward mitigating cocoa inflation through strategic pricing, enhanced productivity, and technology enabled efficiency and speed.”

Second-Quarter 2025 Financial Results Summary1
•Consolidated net sales of $2,614.7 million, an increase of 26.0%.
•Organic, constant currency net sales increased 26.3%.
•Both consolidated and organic, constant currency net sales reflected the lap of planned inventory reductions within North America Confectionery and International related to the second quarter 2024 ERP system implementation and a later Easter in 2025. First half net sales increased 1.7%, offsetting these impacts.
•Reported net income of $62.7 million, or $0.31 per share-diluted, a decrease of 65.2%.
•Adjusted earnings per share-diluted of $1.21, a decrease of 4.7%.

1 All comparisons for the second quarter of 2025 are with respect to the second quarter ended June 30, 2024

2025 Full-Year Financial Outlook
The Company is updating its reported and adjusted earnings per share outlook to reflect, as understood today, estimated tariff expenses for the full year, expanding the impact beyond the second quarter. Additionally, the outlook incorporates recently announced commodity cost mitigation strategies. This guidance does not include the effects of our proposed acquisition of LesserEvil.

2025 Full-Year Outlook	Prior Guidance	Current Guidance
Net sales growth*	Up at least 2%	Up at least 2%
Reported earnings per share growth	Down high-40% range	Down ~50%
Adjusted earnings per share growth	Down mid-30% range	Down 36% to 38%
* The impact of the Sour Strips acquisition is anticipated to be an approximate 40 basis point benefit to net sales growth for the full-year 2025. Additionally, the impact of foreign currency exchange rates is anticipated to be an approximate 50 basis point headwind to net sales growth for the full-year 2025.

The Company also expects:
•Tariff expense, as understood today, to be approximately $170 to $180 million for the full year;
•A reported effective tax rate of approximately 27% and adjusted effective tax rate of approximately 24%, reflecting the changing global business and tax landscape;
•Other expense, which primarily reflects the write-down of equity investments that qualify for a tax credit, of approximately $75 million to $80 million;
•Interest expense of approximately $200 million, reflecting higher leverage and interest rates on our note issuance;
•Capital expenditures of approximately $425 million to $450 million; and
•Advancing Agility & Automation Initiative savings of approximately $150 million, up from $125 million previously.

Below is a reconciliation of current projected 2025 and full-year 2024 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2025 (Projected)	2024
Reported EPS – Diluted	$5.36 - $5.69	$10.92
Derivative Mark-to-Market Losses	—	(2.26)
Business Realignment Activities	0.40 - 0.50	0.58
Acquisition and Integration-Related Activities	0.03 - 0.07	0.22
Other Miscellaneous (Benefits) Losses	—	(0.03)
Tax Effect of All Adjustments Reflected Above	(0.12)	(0.06)
Adjusted EPS – Diluted	$5.81 - $6.00	$9.37

Adjusted 2025 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

Second-Quarter 2025 Components of Net Sales Growth
A reconciliation between reported net sales growth rates and organic, constant currency net sales growth rates, along with the contribution from net price realization and volume, is provided below:

	Three Months Ended June 29, 2025
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisition	Percentage Change on Organic Constant Currency Basis	Organic Price (Rounded)*	Organic Volume/Mix (Rounded)*
North America Confectionery	32.0%	(0.2)%	32.2%	0.6%	31.6%	6%	25%

North America Salty Snacks	8.8%	—%	8.8%	—%	8.8%	5%	4%

International	4.4%	(5.6)%	10.0%	—%	10.0%	1%	9%

Total Company	26.0%	(0.7)%	26.7%	0.4%	26.3%	5%	21%
*Percentage changes may not compute directly as shown due to rounding of amounts presented above.

The Company presents certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange. To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Second-Quarter 2025 Consolidated Results
Consolidated net sales increased 26.0% to $2,614.7 million in the second quarter of 2025. Organic, constant currency net sales increased 26.3%, slightly ahead of expectations. Volume grew approximately 21 points driven by the lap of planned inventory decreases within the North America Confectionery and International segments after our ERP system implementation in the second quarter of 2024, the timing of the Easter season in 2025 versus 2024, and earlier shipment of Halloween seasonal orders versus the prior year. Price realization was approximately 5 points. The impact of the Sour Strips acquisition was a benefit of 0.4 point while foreign exchange represented a 0.7 point headwind in second quarter.

Reported gross margin was 30.5% in the second quarter of 2025, compared to 40.2% in the second quarter of 2024, a decrease of 970 basis points driven by derivative mark-to-market losses, higher commodity and manufacturing costs, unfavorable mix and lower sales volumes, which more than offset net price realization, supply chain productivity and transformation program net savings. Adjusted gross margin was 38.1% in the second quarter of 2025, a decrease of 510 basis points compared to the second quarter of 2024, as higher commodity and manufacturing costs more than offset higher volume, net price realization, supply chain productivity and transformation program net savings.

Selling, marketing and administrative expenses increased 11.5% in the second quarter of 2025 versus the second quarter of 2024, reflecting higher advertising and related consumer marketing expenses and incentive compensation, partially offset by fewer capability and technology investments versus the prior year and transformation program net savings. Advertising and related consumer marketing expenses increased 35.5% in the second quarter of 2025 versus the same period last year due to the timing of expenses in North America Confectionery and International segments in the prior year period. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 2.2% versus the second quarter of 2024 driven by higher incentive compensation, partially offset by fewer capability and technology investments versus the prior year and transformation program net savings.

Second quarter 2025 reported operating profit was $192.8 million, a decrease of 33.0% versus the second quarter of 2024, resulting in a reported operating profit margin of 7.4%, a decrease of 650 basis points versus the prior year period. This decrease was driven by higher commodity and manufacturing costs, derivative mark-to-market losses, and higher advertising and related consumer marketing expenses, partially offset by higher volume, net price realization, supply chain productivity and transformation program savings. Adjusted operating profit of $410.6 million increased 7.1% versus the second quarter of 2024 driven by higher sales. Adjusted operating profit margin of 15.7% declined 280 basis points versus the second quarter of 2024, as higher volume, net price realization, supply chain productivity and transformation program net savings were more than offset by higher commodity and manufacturing costs and higher advertising and consumer marketing expenses.

The reported effective tax rate in the second quarter of 2025 was 57.9%, an increase of 3,150 basis points versus the second quarter of 2024. The reported effective tax rate increase was driven by foreign rate differentials related to business strategies and incremental non-U.S. tax reserves. The adjusted effective tax rate was 32.8%, an increase of 840 basis points versus the second quarter of 2024. The adjusted effective tax rate increase was driven by incremental non-U.S. tax reserves.

The Company’s second quarter 2025 results, as prepared in accordance with GAAP, included items positively impacting comparability of $217.7 million, or $0.90 per share-diluted. For the second quarter of 2024, items positively impacting comparability totaled $95.7 million, or $0.38 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024

Derivative Mark-to-Market Losses (Gains)	$200.7	$53.4	$0.98	$0.26
Business Realignment Activities	15.1	39.0	0.07	0.19
Acquisition and Integration-Related Activities	1.9	3.3	0.01	0.02
Tax Effect of All Adjustments Reflected Above	—	—	(0.16)	(0.09)
	$217.7	$95.7	$0.90	$0.38

The following are comments about segment performance for the second quarter of 2025 versus the prior year period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America Confectionery
Hershey’s North America Confectionery segment net sales were $2,085.5 million in the second quarter of 2025, an increase of 32.0% versus the same period last year. Organic, constant currency net sales increased 31.6%. Price realization was approximately 6 points. Volume growth of approximately 25 points was driven by the lap of planned inventory decreases after our ERP system implementation in the second quarter of 2024, the timing of the Easter season in 2025 versus 2024, and earlier shipment of some Halloween orders planned for third quarter of 2025.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway in the multi-outlet plus convenience store channels (MULO+ w/ Convenience2) grew 21.8% for the 12-week period ended June 29, 2025, reflecting the later Easter in 2025 in addition to mid-single-digit growth in non-seasonal CMG. For this period, Hershey’s CMG share increased 90 basis points compared to the prior year. These results were slightly ahead of expectations driven by strong seasonal consumption.

The North America Confectionery segment reported segment income of $503.9 million in the second quarter of 2025, an increase of 8.5% versus the prior year period, resulting in a segment margin of 24.2% in the quarter, a decrease of 520 basis points. Segment income growth was driven by higher sales volume, price realization,
2 MULO+ w/Convenience expanded in the second quarter of 2024 to include club, drug, and e-commerce customers previously classified as unmeasured transformation program savings and supply chain productivity, partially offset by higher commodity, tariff and manufacturing costs and higher advertising and consumer marketing expenses during the second quarter.

North America Salty Snacks
Hershey’s North America Salty Snacks segment net sales were $315.5 million in the second quarter of 2025, an increase of 8.8% versus the same period last year. Volume increased by approximately 4 points. Net price realization of approximately 5 points reflects reduced trade promotions due to timing and the lap of one-time expenses in the second quarter of 2024.

Hershey’s U.S. salty snack retail takeaway for the 12-week period ended June 29, 2025 in MULO+ w/ Convenience3 increased 6.3% versus the prior year period. SkinnyPop ready-to-eat popcorn takeaway increased 4.0%, driven by velocity and innovation supported by a refreshed media campaign. SkinnyPop ready-to-eat share increased 49 basis points during this period. Dot’s Homestyle Pretzels retail sales increased 13.0% for this period, resulting in a 208-basis point pretzel category share gain, driven by innovation, programming and velocity.

North America Salty Snacks segment income was $66.5 million in the second quarter of 2025, an increase of 27.4% versus the second quarter of 2024. This resulted in a segment margin of 21.1%, an increase of 310 basis points versus the prior year period, driven by sales growth, supply chain productivity, and transformation program net savings which more than offset increased supply chain costs.

International
Second quarter 2025 net sales for Hershey’s International segment increased 4.4% versus the same period last year to $213.7 million. Organic, constant currency net sales increased 10.0%. Volume increased approximately 9% driven by the lap of planned inventory decreases after our ERP system implementation in the second quarter of 2024. Volume, excluding inventory ERP system implementation lap, declined more than expected reflecting incremental category and regulatory headwinds in Mexico. Price realization of approximately 1 point was below expectations reflecting higher trade promotions and unfavorable mix.

The International segment reported a $19.8 million profit in the second quarter of 2025, a decrease of $5.2 million versus the prior year period driven by commodity and manufacturing cost inflation, foreign exchange headwinds, and higher advertising and consumer marketing expenses, which more than offset higher sales, supply chain productivity and transformation program savings. This resulted in a segment margin of 9.3%, a decrease of 290 basis points versus the prior year period.

3 MULO+ w/Convenience expanded in the second quarter of 2024 to include club, drug, and e-commerce customers previously classified as unmeasured

Unallocated Corporate Expense
Hershey’s unallocated corporate expense in the second quarter of 2025 was $179.6 million, an increase of $21.4 million, or 13.6%, versus the same period of 2024. This increase was driven by higher incentive compensation, partially offset by reduced technology investments lapping prior year expenses related to the upgrade of the Company’s ERP system.

Live Webcast
At approximately 6:45 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its second-quarter 2025 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:15 a.m. (Eastern time) today, the Company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the Company’s website.

Note: In this release, for the second quarter of 2025, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities and acquisition and integration-related activities. The Company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	June 29, 2025	June 30, 2024
Reported gross profit	$796,273	$833,745
Derivative mark-to-market losses	200,727	53,371
Business realignment activities	—	8,099
Non-GAAP gross profit	$997,000	$895,215

Reported operating profit	$192,811	$287,821
Derivative mark-to-market losses	200,727	53,371
Business realignment activities	15,139	39,000
Acquisition and integration-related activities	1,880	3,286
Non-GAAP operating profit	$410,557	$383,478

Reported provision for income taxes	$86,393	$64,980
Derivative mark-to-market losses*	29,754	8,216
Business realignment activities*	3,808	9,415
Acquisition and integration-related activities*	448	790
Non-GAAP provision for income taxes	$120,403	$83,401

Reported net income	$62,719	$180,894
Derivative mark-to-market losses	170,974	45,155
Business realignment activities	11,330	29,585
Acquisition and integration-related activities	1,432	2,496
Non-GAAP net income	$246,455	$258,130

Reported EPS - Diluted	$0.31	$0.89
Derivative mark-to-market losses	0.98	0.26
Business realignment activities	0.07	0.19
Acquisition and integration-related activities	0.01	0.02
Tax effect of all adjustments reflected above**	(0.16)	(0.09)
Non-GAAP EPS - Diluted	$1.21	$1.27
* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	June 29, 2025	June 30, 2024
As reported gross margin	30.5%	40.2%
Non-GAAP gross margin (1)	38.1%	43.2%

As reported operating profit margin	7.4%	13.9%
Non-GAAP operating profit margin (2)	15.7%	18.5%

As reported effective tax rate	57.9%	26.4%
Non-GAAP effective tax rate (3)	32.8%	24.4%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative mark-to-market (gains) losses: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business realignment activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the first quarter of 2024, we commenced the Advancing Agility & Automation Initiative to improve supply chain and manufacturing-related spend, optimize selling, general and administrative expenses, leverage new technology and business models to further simplify and automate processes, and generate long-term savings. During the second quarter of 2025, business realignment charges related primarily to severance and employee benefit costs. During the second quarter of 2024, business realignment charges related primarily to third-party costs supporting the design and implementation of the new organizational structure, as well as severance and employee benefit costs.

Acquisition and integration-related activities: During the second quarter of 2025, we incurred costs related to the acquisition of the Sour Strips brand from Actual Candy, LLC into our North America Confectionery segment. During the second quarter of 2024, we incurred costs related to the 2023 acquisition of two manufacturing plants from Weaver Popcorn Manufacturing, Inc., and the integration of the 2021 acquisitions of Dot’s Pretzels, LLC and Pretzels Inc. into our North America Salty Snacks segment.

Tax effect of all adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to our 2025 Full-year Financial Outlook and other statements regarding our business outlook and financial performance. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the Company’s securities. Factors that could cause results to differ materially include, but are not limited to: disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues, concerns or regulatory changes related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials and the Company’s ability to successfully hedge against volatility in raw material pricing; the Company’s ability to successfully execute business continuity plans to address changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws, regulations and policies, including taxes and tariffs; political, economic, and/or financial market conditions, including with respect to inflation, rising interest rates, slower growth or recession, changes in the U.S. administration, and other events beyond our control such as the impacts on the business arising from the conflict between Russia and Ukraine; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure and that of our customers and partners (including our suppliers); our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design, implementation or usage of our new enterprise resource planning system, including the ability to support post-implementation efforts and maintain enhancements, new features or modifications; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2024, our Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2025, and from time to time in our other filings with the U.S. Securities and Exchange Commission from time to time. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended June 29, 2025 and June 30, 2024
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended		Six Months Ended
			June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024

Net sales			$2,614,718	$2,074,480	$5,420,137	$5,327,229
Cost of sales			1,818,445	1,240,735	3,679,597	2,817,403
Gross profit			796,273	833,745	1,740,540	2,509,826

Selling, marketing and administrative expense			603,207	540,987	1,161,879	1,158,968
Business realignment costs			255	4,937	16,629	4,937

Operating profit			192,811	287,821	562,032	1,345,921
Interest expense, net			46,035	41,373	90,657	81,195
Other (income) expense, net			(2,336)	574	(1,391)	32,594

Income before income taxes			149,112	245,874	472,766	1,232,132
Provision for income taxes			86,393	64,980	185,844	253,785

Net income			$62,719	$180,894	$286,922	$978,347

Net income per share	- Basic	- Common	$0.32	$0.92	$1.45	$4.93
	- Diluted	- Common	$0.31	$0.89	$1.41	$4.80
	- Basic	- Class B	$0.29	$0.83	$1.31	$4.48

Shares outstanding	- Basic	- Common	148,247	147,893	148,175	203,942
	- Diluted	- Common	203,188	203,006	203,168	203,367
	- Basic	- Class B	54,614	54,614	54,614	54,614

Key margins:
Gross margin			30.5%	40.2%	32.1%	47.1%
Operating profit margin			7.4%	13.9%	10.4%	25.3%
Net margin			2.4%	8.7%	5.3%	18.4%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended June 29, 2025 and June 30, 2024
(unaudited) (in thousands except percentages)

	Three Months Ended			Six Months Ended
	June 29, 2025	June 30, 2024	% Change	June 29, 2025	June 30, 2024	% Change
Net sales:
North America Confectionery	$2,085,468	$1,579,826	32.0%	$4,385,608	$4,287,136	2.3%
North America Salty Snacks	315,519	289,894	8.8%	593,317	565,000	5.0%
International	213,731	204,760	4.4%	441,212	475,093	(7.1)%
Total	$2,614,718	$2,074,480	26.0%	$5,420,137	$5,327,229	1.7%

Segment income:
North America Confectionery	$503,929	$464,496	8.5%	$1,200,303	$1,412,692	(15.0)%
North America Salty Snacks	66,480	52,204	27.4%	108,333	90,910	19.2%
International	19,795	25,010	(20.8)%	48,521	67,760	(28.4)%
Total segment income	590,204	541,710	9.0%	1,357,157	1,571,362	(13.6)%
Unallocated corporate expense (1)	179,647	158,232	13.5%	338,487	326,917	3.5%
Unallocated mark-to-market losses (gains) on commodity derivatives (2)	200,727	53,371	NM	412,181	(164,644)	NM
Costs associated with business realignment initiatives	15,139	39,000	(61.2)%	40,992	55,666	(26.4)%
Acquisition and integration-related activities	1,880	3,286	(43.0)%	3,465	7,502	(53.8)%
Operating profit	192,811	287,821	(33.0)%	562,032	1,345,921	(58.2)%
Interest expense, net	46,035	41,373	11.3%	90,657	81,195	11.7%
Other (income) expense, net	(2,336)	574	NM	(1,391)	32,594	(104.3)%
Income before income taxes	$149,112	$245,874	(39.4)%	$472,766	$1,232,132	(61.6)%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended		Six Months Ended
	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Segment income as a percent of net sales:
North America Confectionery	24.2%	29.4%	27.4%	33.0%
North America Salty Snacks	21.1%	18.0%	18.3%	16.1%
International	9.3%	12.2%	11.0%	14.3%

The Hershey Company
Consolidated Balance Sheets
as of June 29, 2025 and December 31, 2024
(in thousands of dollars)

Assets	June 29, 2025	December 31, 2024
	(unaudited)
Cash and cash equivalents	$912,345	$730,746
Accounts receivable - trade, net	820,220	800,402
Inventories	1,842,295	1,254,094
Prepaid expenses and other	850,693	974,215

Total current assets	4,425,553	3,759,457

Property, plant and equipment, net	3,442,194	3,458,853
Goodwill	2,713,018	2,705,753
Other intangibles	1,912,610	1,873,866
Other non-current assets	1,111,333	1,111,867
Deferred income taxes	41,029	37,065

Total assets	$13,645,737	$12,946,861

Liabilities and Stockholders’ Equity

Accounts payable	$1,450,549	$1,159,177
Accrued liabilities	875,974	807,341
Accrued income taxes	98,795	51,036
Short-term debt	164,968	1,306,976
Current portion of long-term debt	303,021	604,965

Total current liabilities	2,893,307	3,929,495

Long-term debt	5,176,436	3,190,210
Other long-term liabilities	652,155	688,259
Deferred income taxes	409,221	424,243

Total liabilities	9,131,119	8,232,207

Total stockholders’ equity	4,514,618	4,714,654

Total liabilities and stockholders’ equity	$13,645,737	$12,946,861